SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 4, 2002

CONCEPTUS, INC.
(Exact name of registrant as specified in charter)

Delaware	000-27596	94-3170244
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

1021 Howard Avenue
San Carlos, CA 94070
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:  (650) 802-7240

ITEM 5.    OTHER EVENTS.

On November 4, 2002, Conceptus, Inc. issued a press release announcing financial results for the three and nine months ended September 30, 2002 and U.S. Food and Drug Administration (FDA) approval of the Company’s Pre-market Approval (PMA) application for Essure. Text of the press release follows:

SAN CARLOS, Calif. (November 4, 2002) — Conceptus, Inc. (NASDAQ NM: CPTS), developer of the non-incisional permanent birth control procedure EssureTM, today announced financial results for the three and nine months ended September 30, 2002. Highlights of the 2002 third quarter and subsequent weeks include:

•	U.S. Food and Drug Administration (FDA) approves the Company’s Pre-market Approval (PMA) application for Essure

•	Expansion of the Company’s U.S. salesforce and sales-support functions

•	Completion of U.S. salesforce training

•	Preparations for the physician market introduction of Essure at the American Association of Gynecologic Laparoscopists annual meeting later this month

For the third quarter of 2002, Conceptus reported a net loss of $8.1 million, or $0.38 per share, compared with a net loss of $4.5 million, or $0.33 per share, in the comparable period last year. Net sales for the third quarter of 2002 were $481,000, up from $123,000 for the third quarter of last year, and up 18% from $406,000 in the second quarter of 2002. For the nine months ended September 30, 2002, the Company reported a net loss of $20.7 million, or $1.14 per share, compared with a net loss of $12.8 million, or $0.99 per share, in the comparable prior-year period. Net sales for the first nine months of 2002 were $1.2 million, compared with $286,000 for the first nine months of 2001.

Cost of sales and start-up manufacturing costs, representing the cost of early stage product manufacturing and growing, but limited, production volumes, were $845,000 in the 2002 third quarter, compared with $537,000 in the 2001 third quarter. This declined 5% from $893,000 in the 2002 second quarter. Research and development expenses were $2.2 million for the 2002 third quarter, compared with $2.0 million in the prior-year third quarter. The slight increase reflects continued clinical and regulatory affairs expenses related to the filing of the Essure PMA with the FDA. Selling, general and administrative expenses were approximately $6.0 million for the three months ended September 30, 2002, compared with $2.2 million last year. The increase was primarily related to the Company’s hiring and training of sales, professional education and strategic reimbursement personnel in preparation for marketing Essure in the U.S.

Cash, cash equivalents, short-term investments and restricted cash were $80.6 million as of September 30, 2002, compared with $33.8 million as of December 31, 2001, reflecting the successful completion in June 2002 of a follow-on public equity offering.

“The strong focus for Conceptus during the third quarter was preparing for FDA approval of Essure and the subsequent market introduction of our product into the world’s most important market,” commented Steve Bacich, president and chief executive officer. “In our critical U.S. sales function, we have hired and trained 20 direct salespeople, each with an average of more than 12 years of medical device sales experience. These professionals will be managed by two experienced area sales directors. Our professional education department, for which we have hired nine field trainers to date, will support this high-caliber sales group, with additional support from contract field trainers. Over the past two months, our sales representatives and field trainers have been gaining Essure procedural experience in Canada and Australia. In addition, in preparation for U.S. market launch, we are redeploying our sales and training resources from Australia to the U.S.”

Noting that reimbursement is a vital component of the Company’s sales strategy, Mr. Bacich commented that Conceptus has also hired three reimbursement professionals, experienced in managing both strategic and operational reimbursement issues for new medical products.

“We are looking forward to our formal introduction of Essure at the annual meeting of the American Association of Gynecologic Laparoscopists (AAGL) to be held on November 20-22 in Miami Beach,” he added. “We are a Gold Sponsor of this conference and intend to have a large presence at this important meeting. In addition to four clinical presentations on Essure at this meeting, several of our lead clinical investigators will be presenting a symposium which details the favorable cost impact of the procedure entitled ‘Essure Procedure Economics.’”

Conceptus has scheduled an investor conference call to discuss this announcement beginning at 4:30 p.m. Eastern Time today. Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company’s Website, www.conceptus.com. A replay will be available on the Website for 30 days.

About Essure

Essure deploys a soft micro-insert into the fallopian tube through the cervix using a minimally invasive transcervical tubal access catheter. Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube. An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. A woman is expected to return home about 45 minutes after the procedure is completed.

About Conceptus

Conceptus, Inc. is developing Essure, which is designed to provide a non-incisional alternative to tubal ligation, the leading form of birth control worldwide. The availability of Essure in the U.S. is expected to open up a market currently occupied by surgical tubal ligation and vasectomy, which combined account for over 1 million procedures annually in the United States.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. The receipt and timing of, and conditions placed upon, regulatory approvals for Essure, and clinical efficacy of and market demand for our product, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors within the Company’s control, such as strategic planning decisions by management and re-allocation of internal resources, or on factors outside of the Company’s control, such as delays by regulatory authorities, scientific advances by third parties and introduction of competitive products, as well as those factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 and other filings with the Securities and Exchange Commission.

(Tables to follow)

Conceptus, Inc.

Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2002	2001
Net sales	$481	$123	$1,185	$286

Operating costs and expenses:
Cost of sales and start-up manufacturing costs	845	537	2,484	1,183
Research and development	2,170	1,953	6,500	5,818
Selling, general and administrative	5,972	2,234	13,207	6,631

Total operating costs and expenses	8,987	4,724	22,191	13,632

Operating loss	(8,506)	(4,601)	(21,006)	(13,346)

Interest and other income, net	359	143	347	545

Net loss	$(8,147)	$(4,458)	$(20,659)	$(12,801)

Basic and diluted net loss per share	$(0.38)	$(0.33)	$(1.14)	$(0.99)

Shares used in computing basic and diluted net loss per share	21,220	13,712	18,183	12,920

-more-

Conceptus, Inc.

Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 30, 2002	December 31, 2001
Cash, cash equivalents, short-term investments and restricted cash	$80,556	$33,803
Accounts receivable, net	509	247
Inventories, net	1,820	1,134
Other current assets	778	556

Total current assets	83,663	35,740

Property and equipment, net	2,380	1,658
Other assets	415	380

Total assets	$86,458	$37,778

Total liabilities	$4,240	$4,603

Common stock and additional paid-in capital	188,101	118,397
Accumulated other comprehensive loss	(2)	—
Accumulated deficit	(105,881)	(85,222)

Total stockholders’ equity	82,218	33,175

Total liabilities and stockholders’ equity	$86,458	$37,778

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCEPTUS, INC. (Registrant)

By:	/s/ GLEN K. FURUTA
Glen K. Furuta Vice President, Finance & Administration and Chief Financial Officer

Dated:  November 6, 2002